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                                                                      Exhibit 23

                         Independent Auditors' Consent

The Compensation Committee of
  First Niagara Bank:

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the First Niagara Bank 401(k) Plan, of our independent auditors' report dated June 16, 2000, relating to the statements of net assets available for plan benefits of First Niagara Bank 401(k) Plan as of December 31, 1999 and 1998, and the related statements of changes in net assets available for plan benefits for the years then ended which report is included in the Form 11-K of the First Niagara Bank 401(k) Plan.

                                   /s/ KPMG LLP

Buffalo, New York
June 26, 2000